UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 2, 2015

Alliance Bioenergy Plus, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-54942	45-4944960
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

400 North Congress Avenue, Suite 130, West Palm Beach, FL	77057
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 607-3555

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

Item 9.01	Financial Statements and Exhibits

SIGNATURES

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers

On February 2, 2015, the Company’s Board of Directors appointed David C. Matthews as Chief Executive Officer of the Company with immediate effect. This position was relinquished by Daniel de Liege, who remains the President and Chairman of the Board of the Company. Mr. Matthews has also been nominated as a Director of the Company and is standing for election at the Company’s Annual Shareholders Meeting scheduled for February 26, 2015.

Set forth below is certain biographical information concerning Mr. Matthews:

David C. Matthews has been Chief Executive Officer of the Company since 2015 and is a Director Designee. He is currently the Chief Operating Officer of the United States Regional Economic Development Authority (“USREDA”), where he delivers leadership, management and vision to help USREDA achieve its strategic goals worldwide. He has acted for over 25 years as a Senior Advisor in both the private and public sectors, specializing in business process engineering. Previously, he has served as a Country Director for the Peace Corps in Kyrgyzstan and as CEO of The Princeton Group, LLC, where he provided management-consulting services in companies experiencing extreme growth. Mr. Matthews also served as a Senior Advisor to the US State Department in Iraq and a Senior Civilian Advisor to the Department of Defense in Afghanistan, consulting senior military and State Department officials on stability, economic, policy, and operational issues. Mr. Matthews is a graduate of Charter Oak College and a Visiting Fellow at the Woodrow Wilson School at Princeton University.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Bioenergy Plus, Inc.

By:	/s/ Daniel de Liege
Name: Daniel de Liege
Title: President

Dated: February 2, 2015